                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                             Delta Air Lines, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                           [DELTA LOGO]


                                                            April 10, 2003



{Name}
{Address}
{Address}

Dear {Name of Addressee}:

As previously announced, Delta's Annual Meeting of Shareowners will be held Friday, April 25, 2003 at The Plaza Hotel in New York City. For your convenience, I am enclosing an additional copy of our proxy statement, which includes the shareholder proposals to be voted on at this year's meeting. This letter is intended to briefly summarize the proposals and the recommendation of our Board of Directors on each of these matters.

Please note that this letter contains certain supplemental information concerning Proposals 8 and 9 which may prove helpful in your proxy evaluation.

In summary, the Board of Directors recommends a vote FOR Proposals 1, 2 and 3, and AGAINST Proposals 4-9.

If you have questions or concerns about any of the proposals or any other matters, please contact Gail Grimmett, Delta's Managing Director - Investor Relations, by phone at 404.715.6679, by fax 404.715.5042 or by email at gail.grimmett@delta.com.

Proposal 1 - Election of Directors

A Board of nine directors will be elected at this year's meeting, with each director designated to serve a one-year term. The nominees are: Edward H. Budd, George M.C. Fisher, David R. Goode, Gerald Grinstein, James M. Kilts, Leo F. Mullin, John F. Smith, Jr., Joan E. Spero and Andrew J. Young.

April 10, 2003
Page 2



All nominees were elected by the shareowners at the last annual meeting with the exception of James M. Kilts, who was elected by the Board of Directors on October 24, 2002.

The Board of Directors believes that a substantial majority of its members should be non-employee directors who have no significant financial or personal ties to Delta, other than common stock ownership and the right to receive compensation earned for serving as a director.

All nominees meet the independent definition under the proposed New York Stock Exchange recommendations except that, as an officer of Delta, I do not.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES.

Proposal 2 - Ratification of the Appointment of Independent Auditors

The Board of Directors, upon recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as Delta's independent auditor for 2003, subject to ratification by the shareowners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Proposal 3 - Stock Option Exchange Program

Proposal to approve amendments to the Delta 2000 Performance Compensation Plan, the DeltaShare Stock Option Plan and the Pilots Stock Option Plan.

Stock options provide retention and performance incentives to employees and align their interests with those of shareowners. Due to the substantial decline in the market price of the common stock, particularly after the events of September 11, 2001, the exercise prices of most of Delta's outstanding stock options are considerably higher than the current market price of the common stock. The Board of Directors believes that these "underwater" options are not accomplishing their intended purpose of providing retention and performance incentives.

April 10, 2003
Page 3


Accordingly, the Board of Directors has determined that it is in the best interest of Delta and its shareowners to amend Delta's equity compensation plans to authorize a stock option exchange program.

Please note that (1) no member of the Board of Directors, including me, would be eligible to participate in the program; (2) executive officers would be eligible to participate, though their participation would be on terms designed to provide them with a less favorable exchange ratio, more stringent vesting and a required holding period; (3) the exchange ratios are consistent with a "value for value" exchange.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Proposal 4 - Cumulative Voting

A shareowner proposal submitted by Mrs. Evelyn Y. Davis requests that the Board of Directors take the necessary steps to provide for cumulative voting in the election of directors.

Shareowners rejected a similar proposal at each of the last five annual meetings. As discussed in the proxy statement, we oppose cumulative voting because it may enable special interest groups to elect a director. We believe that each director should represent all shareowners generally rather than a particular group of shareowners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Proposal 5 - Executive Severance

A shareowner proposal submitted by Delta pilot Michael Messmore requests that the Board of Directors seek shareowner approval for future severance arrangements with senior executives that would provide benefits in an amount exceeding 2.99 times the sum of the executive's salary plus bonus.

As explained in our proxy statement, we recommend a vote against this proposal because its adoption would restrict our ability to retain and recruit highly qualified executives at a time when the airline industry is facing unprecedented financial and operational challenges.

April 10, 2003
Page 4


Because severance benefits are commonly provided by other companies, Delta must have the ability to offer competitive severance benefits to retain its own executives and to motivate other highly qualified executives to join Delta. Factors you may wish to consider when deciding how you will vote regarding this proposal are listed as follows:

         - The proponent's supporting statement refers to the severance provided to my predecessor in 1997, during a difficult and troubled period for many Delta employees.

         - We continue to believe that Delta's shareowners are best served by ensuring the presence of a strong executive team; we also believe that, to recruit and retain talented executives, we need flexibility in negotiating severance.

In summary, approval of this proposal would restrict Delta's ability to retain and recruit talented executives by limiting its flexibility to provide severance benefits that address the competitive market, Delta's needs and the individual nature of these situations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Proposal 6 - Indexed Stock Options

A shareowner proposal submitted by The United Brotherhood of Carpenters Pension Fund requesting that the Board of Directors adopt an executive compensation policy that all future stock options grants to senior executives shall be indexed or linked to an industry peer group stock performance index.

Shareowners rejected a similar proposal at the 1999 and 2000 annual meetings. The Board of Directors believes that Delta's practice of granting stock options with an exercise price equal to the fair market value of the common stock on the date the stock option is granted (1) appropriately aligns the interests of executives and shareowners because executives do not receive any benefits unless the stock price increases; and

April 10, 2003
Page 5

(2) is comparable to the stock option plans used by most public U.S. companies, including companies with which Delta competes for executive talent.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Proposal 7 - Expensing Stock Options

A shareowner proposal submitted by Delta pilot Scott H. Martin urging the Board of Directors to adopt a policy that the cost of stock options be recognized as an expense on Delta's income statement.

The Board of Directors believes that Delta should continue to use the intrinsic value method until there is greater agreement and clarity with respect to the accounting for stock options. As discussed in the proxy statement, this method permits investors to evaluate Delta's financial performance both with and without the inclusion of stock options as an expense because the impact of the potential expense is disclosed in the notes to the consolidated financial statements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Proposal 8 - Net Pension Income

A shareholder proposal submitted by Delta pilot John Ley urging the Personnel & Compensation Committee to adopt and implement a policy that net pension income not be included in calculating net income for purposes of determining the amount of incentive compensation senior executives receive.

The Board of Directors believes that Delta's executive compensation program is properly designed to motivate executives to achieve Delta's business objectives, and to align their interests with shareowners. The Board also believes this proposal would unnecessarily limit its discretion in this area.

April 10, 2003
Page 6

Further, the chart below illustrates Delta's pension expense/income and Delta's pretax income/loss over the past five years. Delta has had pension income in only two of those years. As such, the impact on Delta's pretax earnings which results from including pension income has consistently been less than 4.5%.

                                       (In Millions)
                                          Pension              Pretax
Year Ended                            Expense/(Income)       Income (Loss)     Percentage
----------                            ----------------       -------------     ----------
December 31, 1998                            79                1,776             4.45%
December 31, 1999                            51                2,093             2.44%
December 31, 2000                            (4)               1,549            -0.26%
December 31, 2001                           (73)              (1,864)            3.92%
December 31, 2002                           148               (2,002)           -7.39%


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Proposal 9 - Audit Services

A shareowner proposal submitted by the Sheet Metal Workers' National Pension Fund requesting that the Board of Directors adopt a policy stating that the public accounting firm retained by Delta to provide audit services should not also be retained to provide any management consulting services to Delta.

The Board of Directors believes that the proposal's rigid approach is both unnecessary and unwise, and that Delta and its shareowners are better served by a process under which the Audit Committee retains the flexibility to consider each non-audit engagement, including engagements for management consulting services, on a case-by-case basis.

April 10, 2003
Page 7


Note also that, in the 2003 Proxy Statement, Delta disclosed its auditor fees in accordance with the SEC rules currently in effect. Because we realize that some institutions would like additional data, we have included the Audit Fees table below.


                                AUDIT FEES

Audit Fees*                                            $1,343,487
Audit Related Fees                                     $  162,282
Tax Fees                                               $  642,515
  Preparation Fees                       $  297,640
  Tax Consulting Fees                    $  344,875
All Other Fees                                         $   10,619
                                                      -----------
Total                                                  $2,158,903
                                                      ===========


         *Audit Fees include the 2002 year-end audit, as well as two re-audits of Delta's subsidiaries, ASA and Comair for 2000 and 2001. Those audits were originally performed by a different auditor and the 2000 audits were not for a full 12-month year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

We appreciate your investment and interest in Delta. Your vote on each item on the proxy is important to us, and to the long-term success of our company. Please call Gail should you have any questions.

Sincerely,

/s/

cc:  Gail Grimmett, Managing Director - Investor Relations